UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
August 10, 2007 (August 9, 2007)
Date of Report (Date of earliest event reported)
TETON ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State of incorporation)	001-31679 (Commission File No.)	84-1482290 (IRS Employer Identification No.)
410 17th Street, Suite 1850
Denver, CO 80202
(Address of principal executive offices, including zip code)
(303) 565-4600
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 — REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01	Entry into a Material Definitive Agreement.
     On August 9, 2007, Teton Energy Corporation (“we,” “our,” “us,” or the “Company”) entered into an amended and restated $50 million revolving credit facility (the “Credit Facility”) with JPMorgan Chase Bank, N.A. (“JPMorgan Chase”), as administrative agent. JPMorgan Chase assumed our previous credit facility with BNP Paribas. The Credit Facility matures on August 9, 2011, and is available to be used for working capital requirements, capital expenditures, acquisitions, general corporate purposes and to support letters of credit.
     The Credit Facility provides for as much as $50 million in borrowing capacity, depending upon a number of factors, such as the projected value of our proven oil and gas assets. The borrowing base for the Credit Facility at any time will be the loan value assigned to the proved reserves attributable to our and/or our subsidiaries’ direct or indirect oil and gas interests. The Credit Facility has an initial borrowing base of $14 million with an initial conforming borrowing base of $11 million.
     The borrowing base (and, until November 1, 2008, the conforming borrowing base) is scheduled to be redetermined on a semi-annual basis, based upon an engineering report delivered by us from an approved petroleum engineer. The first redetermination of the borrowing base is scheduled for November 1, 2007. We may request, and JPMorgan Chase may permit, additional rederminations of the borrowing base and/or conforming borrowing base between scheduled redeterminations. Any interim redetermination of the conforming borrowing base (prior to November 1, 2008) will be made based upon JPMorgan Chase’s application of certain credit criteria. On November 1, 2008, the borrowing base will be automatically reduced to the amount of the conforming borrowing base, and at all times thereafter will be equal in amount to the conforming borrowing base.
     Under the Credit Facility, each loan bears interest at a Eurodollar rate or a base rate, as requested by us, plus an additional margin based on the amount of our total outstanding borrowings relative to the total borrowing base. The Eurodollar rate is based on the London Interbank Offered Rate. The base rate is the higher of the Prime Rate or the Federal Funds Rate plus one-half of one percent. In addition, under the terms of the Credit Facility, we are required to pay a commitment fee based on the average daily amount of the unused amount of the commitment of each lender. This fee accrues at a rate of 0.375% or 0.500% per annum, depending on the percentage of our borrowing utilization, and is paid quarterly in arrears on the last day of March, June, September, and December of each year and on the date on which the Credit Facility is terminated. Loans made under the Credit Facility are secured primarily by a first mortgage against our oil and gas assets and by a pledge of the equity of our subsidiaries and a guaranty by those same subsidiaries.
     The Credit Facility contains customary affirmative and negative covenants such as minimum/maximum ratios for liquidity and leverage. Under the terms of the Credit Facility, certain covenants are not immediately effective, and commence at the end of our third or fourth quarters of fiscal 2007.
     Our initial advance from the Credit Facility was $11 million. Approximately $10.19 million of the $11 million gross proceeds received was used to assume BNP Paribas’s position and to pay fees. We plan to use the remaining net proceeds of approximately $811,000 for general corporate purposes, working capital, and capital expenditures.

     The foregoing summary of the terms of the Credit Facility and the security interests and liens granted in connection therewith is qualified in its entirety by reference to the Credit Facility and the Amended and Restated Guarantee and Pledge Agreement, attached hereto as Exhibits 10.1 and 10.2, respectively.
SECTION 2 — FINANCIAL INFORMATION

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     The information included in Item 1.01 of this Report is incorporated by reference into this Item 2.03.
SECTION 9 — FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01	Financial Statements and Exhibits.

Exhibit
No.	Description
10.1	Amended and Restated Credit Agreement dated as of August 9, 2007 among Teton Energy Corporation, as Borrower, JPMorgan Chase Bank, N.A., as Administrative Agent, and The Lenders Party Hereto.

10.2	Amended and Restated Guaranty and Pledge Agreement dated as of August 9, 2007 made by Teton Energy Corporation and each of the Other Obligors in favor of JPMorgan Chase Bank, N.A. as Administrative Agent.

99.1	Press Release of Teton Energy Corporation dated August 10, 2007.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 10, 2007	TETON ENERGY CORPORATION
	By:	/s/ Karl F. Arleth
Karl F. Arleth
Chief Executive Officer

INDEX TO EXHIBITS

Exhibit
No.	Description
10.1	Amended and Restated Credit Agreement dated as of August 9, 2007 among Teton Energy Corporation, as Borrower, JPMorgan Chase Bank, N.A., as Administrative Agent, and The Lenders Party Hereto.

10.2	Amended and Restated Guaranty and Pledge Agreement dated as of August 9, 2007 made by Teton Energy Corporation and each of the Other Obligors in favor of JPMorgan Chase Bank, N.A. as Administrative Agent.

99.1	Press Release of Teton Energy Corporation dated August 10, 2007.